Exhibit 99.1

TMX Finance 2011 Third Quarter Results Conference Call

November 29, 2011 at 1:00 P.M. Eastern Time

Earnings Call Transcript

Operator: Good day and welcome to the TMX Finance 2011 Third Quarter Earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Don Thomas, Chief Financial Officer. Please go ahead, sir.

Don Thomas: Hello, everyone. Thank you for participating in this conference call. Today you will hear remarks from our President, John Robinson, and myself, and then we will answer questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s prospectus dated October 3, 2011 related to our notes exchange offer which is set forth in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 16, 2011.

With that out of the way, I’ll turn the call over to our President, John Robinson.

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John Robinson: Thank you, Don, and welcome to TMX Finance’s third quarter conference call. This will be my last conference call as President of the Company. During the third quarter, I announced my intention to resign as President of the Company effective December 31, 2011. I will continue to serve as a member of the Company’s Board of Managers. Tracy Young, the Company’s CEO and sole shareholder, is actively engaged in all aspects of the business at this time and is in the process of determining what he believes is the best management structure for TMX going forward. As part of this process, Tracy is currently interviewing a number of senior executive candidates.

During the third quarter of 2011, the general business environment was full of political and financial turmoil. The financial markets were disrupted again with the debt ceiling discussions and concerns over European sovereign debt levels. As you know, we proactively added $60 million of bond financing in July just prior to the disruption. The concerns over domestic and foreign national debt levels, as well as the impact of the adoption of many new laws and regulations, prevent many businesses from moving forward with confidence. Nonetheless, the U.S. GDP picked up a little bit in the third quarter, but growth expectations remain fairly low for the next year or two. The availability of credit to lower credit score consumers remains limited, and we continue to believe this is a good time for the title-lending industry to expand. We’ve seen this in our results for the past year or more, and continued to see it in our third quarter results.

The third quarter of 2011 was a good quarter for us, as we continued to make significant progress executing our growth plan. Revenue for the quarter was up 30% over the third quarter of 2010. During the quarter, we continued to experience strong customer demand for our services, resulting in strong same-store originations comparisons. On a same-store basis, originations were up almost 25% for the quarter. We believe the strong year over year growth continues to be driven by a combination of factors, including a significant contraction in credit-based products for lower credit score customers from traditional credit-based lenders as well as incentive compensation plans for store management that encourage growth. We estimate the incentive compensation plans for store management created about 5%-7% of the increase in same-store originations for the quarter. We experienced similar growth for the nine months ended September 30, 2011, with a 28% increase in revenue over the same period in 2010. At the current pace of originations, our loans receivable will approach $500 million at the end of 2011.

In addition to impressive same-store revenue increases, we opened or acquired 36 stores during the third quarter. The majority of these newly opened stores were in Texas, Missouri, Virginia and Arizona. Year-to-date through September 30, we have opened 138 new stores, including 28 stores acquired from

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competitors. Stores open less than 13 months, which includes acquired stores, contributed approximately $6.4 million to revenue in the third quarter of 2011. We expect the amount of revenue contributed from new stores will continue to increase in the remainder of 2011 and throughout 2012 as recently opened and acquired stores ramp up and we continue to open and acquire additional stores.

In the third quarter of 2011, we experienced an increase in net charge-offs. Net charge-offs as a percentage of average receivables outstanding were 5.8% for the third quarter in 2011 compared to 4.7% in the same quarter last year. We believe the increase in our net charge-off rate was a result of a new store management incentive plan and training programs focused on new loan originations. The net charge-off rate for the third quarter is higher than we want it to be, and we are taking steps to better balance growth and profitability with the expectation that the net charge-off rate will decrease some in future quarters.

Earnings before interest, depreciation and amortization (“EBIDA”) of $31.7 million for the quarter increased slightly from the third quarter of 2010. For the nine months ended September 30, 2011, EBIDA increased $6.3 million over the same period in 2010. Due in part to the addition of new stores as we implement our growth strategy, we expect our fee and interest income and title loan receivables to continue to increase and our EBIDA margin to be depressed when compared to the same periods in the prior year. New stores negatively impacted EBIDA by about $2.1 million and $8.0 million for the three months and nine months ended September 30, 2011. We expect this pressure on EBIDA margin to continue through the first quarter of 2012, after which time we expect profit from new stores will begin to offset some of the costs. Other factors impacting EBIDA are the expenses associated with the development of our internet lending model and the expansion of our corporate infrastructure to accommodate our growth, specifically in the IT and recruiting functions. A reconciliation of EBIDA, which is a non-GAAP financial measure, to GAAP net income is available on the Investor page of our website, at www.titlemax.biz/Investors.

Overall, once again we are pleased with the performance of the Company in the third quarter. Now, I would like to provide a quick legislative update on our industry.

This state legislative season was relatively quiet in all of the states in which TMX has a significant market and political presence. All of our state legislatures adjourned with no negative action having been taken on our industry in any of our operating states. In fact, the industry gained victories in Virginia, where a bill passed to codify lenders’ ability to issue title loans to non-residents, Texas, where legislation was

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passed to establish a framework for reasonable regulation of the industry and codify certain loan disclosure and transparency requirements, and Wisconsin, where a prohibition against the industry passed last year was reversed, re-opening that market to title lenders.

Since the passage of the legislation in Texas, two Texas City Councils have passed ordinances that could impact our ability to do business in those municipalities. Recently, the Dallas and Austin City Councils passed identical ordinances that would restrict extensions of consumer credit by title and payday lenders within the city limits.

The industry is currently pursuing legal action against the City of Dallas and the City of Austin by challenging the legality of the ordinances in court and appealing to the Texas Office of the Consumer Credit Commissioner to intervene. We have requested a hearing to obtain an injunction that would prevent the ordinances from going into effect on January 1, 2012. A hearing date has not yet been set. If we cannot obtain an injunction, we will execute a plan to operate under the ordinances until they can be changed. We currently have 31 stores in Dallas and no stores in Austin. In the near future, we plan to open several stores in Austin through which we will offer a product similar to our 2nd lien product in Georgia.

Since the end of this year’s legislative sessions, a legislative issue has also developed in Missouri that we will be actively involved in over the next year or so. An opposition group called Missourians for Responsible Lending has filed language with the Secretary of State to begin gathering signatures to put a 36 percent APR cap on title, payday, and installment loan transactions on the 2012 general election ballot. A coalition of lenders has formed to fight the effort and prevent the opposition group from getting their question on the ballot. Currently, the industry is challenging the legality of the question that has been proposed. The opposition group does not appear to be adequately funded, and it is unclear how effective they will be in gathering the required signatures. We currently have 67 stores in Missouri and we will keep you up-to-speed on the issue as it progresses.

At the federal level, the Consumer Financial Protection Bureau (“CFPB”) became an official federal agency in July, one year after the passage of the 2010 Dodd-Frank Financial Reform Bill. Soon after, President Obama nominated former Ohio Attorney General Richard Cordray as permanent director of the Bureau. Mr. Cordray faces substantial opposition in the Senate, where Republicans have vowed to block his confirmation until fundamental changes to the CFPB’s funding and leadership structures are made. There is still a great deal of uncertainty on the scope of the Bureau’s ability to promulgate regulations without a permanent director at the helm.

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At this time, I’ll turn the call back over to Don Thomas, our CFO, to review our financial results for the quarter.

Don Thomas: Thanks, John. I’ll take a few minutes to provide a little more information about the financial results for the three and nine month periods ended September 30, 2011. Third quarter net income of $16.6 million decreased $2.7 million, and net income of $57.4 million for the first nine months of 2011 decreased $10.8 million from the comparable 2010 time periods. Increases in interest expense and growth-related costs – including salaries and wages, occupancy, advertising and other operating expenses – outpaced the growth in revenue for both the three and nine month periods. In addition to the earnings drag from opening new stores, we have incurred other expenses to expand our corporate infrastructure as necessary to handle our business growth. Furthermore, we are actively working to develop our internet lending model. We believe the Company’s net income and EBIDA margin will continue to be impacted by these growth-related items through the first quarter of 2012, after which time we expect profit from new stores to begin to offset some of the costs.

Our revenues have increased as customers continue to turn to title lending because of a contraction of credit from other sources. The increase in revenues continues to result primarily from increases in same-store revenues, which includes stores open or acquired 13 months or longer. Same-store revenues increased 24% for the quarter and 25% year-to-date. For the quarter, revenues increased in all states in which we operate with increases ranging from 21% to 60% (excluding new markets). New stores contributed approximately $6.4 million to revenue.

As John mentioned earlier, our net charge-offs increased in the third quarter compared to the third quarter of the prior year. As a result, the provision for loan losses increased $12.4 million in the quarter to $31.1 million from the 2010 comparable quarter. For the first nine months of 2011, the provision for loan losses increased $19.2 million to $58.5 million as compared to the same period in 2010. Net charge-offs as a percentage of originations increased to 13.8% in the 2011 quarter compared with 12.8% in the 2010 quarter. For the nine months ended September 30, 2011, net charge-offs as a percentage of originations increased to 11.3% compared with 11.1% in the same period of 2010. We have modified store management incentive plans in a way that we think will decrease the net charge-off rate without slowing business growth. We have also assessed store-by-store results to identify outliers, and we will take corrective action as necessary.

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Salaries and related expenses increased by $8.9 million quarter over quarter and $27.4 million nine months over nine months as a result of the addition of operational personnel necessary to service the new stores and the higher quantity of loans in existing stores as well as higher corporate headcount, primarily in the areas of information technology, recruiting, and the real estate and construction functions. We expect the growth in corporate headcount will slow down in 2012, as we have added most of the positions needed at this time. Also, we are investing in the development of an internet lending model which should start operations in the second quarter of 2012. John will touch on this more in his comments later in the call. Lastly, our incentive-based compensation expense increased primarily due to the rise in new loan originations.

Occupancy costs increased $3.4 million quarter over quarter and $9.5 million nine months over nine months as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores, and expanding our corporate office space.

Depreciation and amortization increased $1.2 million quarter over quarter and $2.9 million nine months over nine months, which was attributable to remodeling and relocating stores, fitting out new stores, software development and expanding corporate office space. Also contributing to the increase was TitleMax Aviation’s acquisition of an aircraft in the fourth quarter of 2010. We expect depreciation and amortization to continue to increase going forward as more stores open and as we complete the programming of new software for use in new and existing stores. During the nine months ended September 30, 2011, we spent approximately $11.8 million related to opening new stores and $7.5 million related to software. The average capital expenditure per store is $87,000.

Advertising expense increased $2.7 million quarter over quarter and $6.6 million nine months over nine months. The increase in advertising expense was primarily due to television advertising costs in 2011 related to our “short on cash” marketing campaign. We expect advertising expense in the fourth quarter of 2011 to be less than the 4th quarter of 2010. In 2010, we incurred higher advertising expense to develop the current marketing campaign. Beyond the fourth quarter of 2011, we generally expect advertising expense to grow in relation to the growth of our business.

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Other operating expenses increased $4.6 million quarter over quarter and $13.9 million nine months over nine months. The increases were primarily driven by growth-related increases in costs including professional fees, recruiting and relocation costs, travel expenses, repossession fees, general corporate office expenses, costs associated with obtaining business licenses, credit bureau expenses, expense associated with guaranteeing loans under our CSO arrangements in Texas, and sales and use taxes.

Interest expense increased $2.0 million quarter over quarter and $14.2 million nine months over nine months due primarily to the higher average debt balance outstanding related to the $250 million of senior secured notes issued in June 2010 and the additional issuance of $60 million of senior secured notes in July 2011. We expect interest expense in the next few quarters will continue to be higher than in the comparable prior year periods due to higher balances of debt outstanding.

In summary, we continue to generate significant increases in revenue. While net income has been impacted by interest expense and our growth initiatives, we continue to increase EBIDA and we have made significant progress implementing our growth plans during the quarter.

That concludes my remarks on the financials. Now I will turn the call back over to John.

John Robinson: Thanks, Don. Now I’ll take a couple of minutes to update you on our growth plans for the remainder of 2011. We have opened 159 stores in 2011 through today, and we have built a pipeline of new stores that we will continue to open over the rest of 2011. We believe we are on track to have approximately 760 stores open by the end of the 2011 fiscal year. The stores in our pipeline are in Texas, Virginia, Nevada and Arizona, which are relatively new markets for us, as well as some of our more established markets – particularly Illinois – where we still have a low density of stores in some key markets.

In July 2011, we completed a $1.6 million acquisition of 8 stores in Missouri and 6 stores in Nevada. The acquisition was primarily for store locations in metro markets where zoning restrictions may have otherwise prevented us from opening stores. We are continuing to evaluate other potential acquisitions in markets with attractive customer demographics and difficult zoning restrictions. We will continue to monitor store growth in conjunction with our loan demand in our existing stores to make sure we have plenty of capital to fund CAPEX and receivables growth.

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I’d like to comment briefly on our progress with our 2nd lien product in Georgia in the third quarter of 2011. As we have discussed, we cannot offer the 2nd lien product in Georgia without an Industrial Loan license for each store, therefore, our growth of the product in Georgia depends largely on our ability to get these licenses from the State or acquire existing operators. During the quarter, we introduced the 2nd lien product into 2 more existing stores, taking our total up to 126 stores in Georgia at September 30, 2011. 2nd lien receivables totaled $11.1 million at the end of the third quarter, an increase of approximately $7.0 million compared to the comparable quarter of 2010.

Finally, I will provide a quick update on our planned internet operations. The third quarter was the first quarter in which we have invested significant resources toward the development of an online business model. Internet-based lending operations could be a great complement to our brick-and-mortar store base and could create additional opportunities for long-term strategic growth. We have assembled a core team of experienced individuals to lead this effort, and we will continue to invest in building the right team and operational structure for the business model throughout 2012. We expect our online model to launch in the second quarter of 2012.

This is the end of our prepared remarks. At this time, I’d like to open up the call for any questions.

Operator: Thank you. If you would like to ask a question, please signal by pressing the star key followed by the digit 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll go first to Ken Bann with Jefferies & Company.

Erin Mazzoni: Hi. This is actually Erin Mazzoni calling in for Ken. I was just wondering if you could give us some more detail on how you changed your store management incentive plans to control your growth in loan losses? I realize that you have started on this, and I just wanted to see how it’s going and how quickly you think this will have an impact on your results?

John Robinson: So, we’ve made one change – let me step back. I guess first we added a compensation piece that rewards employees for gross originations, and we changed that program and put it in place at the end of last summer, and we really saw it kind of kick in towards the end of the – really the beginning of the second quarter and through the summer. We made some changes to it recently in some of the new stores

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to make sure that it was more balanced in terms of the – we think we have had it a little bit too focused on growth and not enough balance in some of the new stores. We made a change on that already, and really what we’re doing also is monitoring – what it did was it made stores more aggressive to some extent on underwriting. What we’ve done is we’ve tightened down on our monitoring of any outlying stores that may be getting too aggressive on underwriting. We’ve done that now for a number of weeks, and we’ve already seen improvement there. We’re actually seeing an improvement in charge-offs this month relative to last, so we think that trend has turned. And if you follow this business, what you’ll learn is because the receivables turn quickly and because we charge-off in 61 days, it’s not atypical for us to have a period where stores get aggressive on their originations, and then as charge-offs increase at the store level they tend to naturally get more conservative, and I think we’re seeing a bit of that. We’re seeing the numbers trend down, and they’re going to trend down because of that and they’re also going to trend down because of the seasonality over the next few months. Delinquencies tend to trend down towards the latter part of the fourth quarter and then through the first quarter as tax refunds come in. So, what we’re doing – we’re not trying to overreact in any way – we’re just trying to make sure we keep balanced compensation systems in place. We’ve always rewarded heavily toward the store level, district, and regional level profit, and we continue to have that bonus in place, which is a significant portion of the employees’ compensation, and I think we’re seeing that kind of balancing right now. So, we’re keeping an eye on it and we’re not overreacting to it. It was one quarter and I think Tracy, Don, and the team are going to – they’ve got a keen eye on it. So, I think we’re where we want to be right now with it. We don’t want to overreact in the direction of tightening things up so much that it hurts originations.

Erin Mazzoni: Okay, so most of the issue does seem to be related to the compensation at – and being aggressive – at your new stores related to your more mature stores?

John Robinson: Well, we think it’s kind of across the board, but we don’t want to overreact on all of the stores. We have a plan in place that gives new store managers a guaranteed compensation – you have to pay that to attract them – and we may have been over-rewarding. We were giving them the guarantee plus we were giving them the new store origination bonus, and we’ve now made it an either/or proposition, so we think that will help the new store process more. In existing stores, we have not yet made a change, but we’re just keeping an eye on – we can follow underwriting very closely, and we’re just following it closely. The first thing we’re doing at mature stores is getting the outlying stores under control and making sure we don’t have any stores that are just being way too aggressive, and we believe that’s having the desired effect right now. We’ll continue to monitor it, and if it doesn’t make enough of a change, then we can – there are other things we can do to control it, we just don’t want to overreact to it. So, at the existing stores – mature stores – we haven’t made a change, yet.

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Erin Mazzoni: Okay, got it. And do you expect that those changes that you have made so far will have any impact on your revenue growth, or not too material?

John Robinson: I don’t think it will be material. I think longer-term, it will just result in a more sound pool. I don’t think you’re going to see it in the numbers off the bat. Where you’re going to see the biggest needle moves is in the big mature stores, so I just think this is more a fundamentally good change for the long-term. I don’t think you’re going to see it in the numbers as much. We’re already seeing our charge-offs sequentially coming down relative to receivables, so if we saw it continuing to go up – accelerating up – we’d probably be reacting more aggressively, but we saw it kind of increase through the summer towards October, and we’re now seeing it come back down. We don’t think we need to overreact to it, but we’re watching it closely.

Erin Mazzoni: Okay. Then could you give us any idea of how your same-store sales are trending for the first part of the fourth quarter?

Don Thomas: Like typical in the industry, the quarter starts a little slower – both September and October a little lower than other parts of the third and fourth quarter, but it’s still looking good. The trend looks very much in line with what we’ve seen for the last year-and-a-half.

John Robinson: It looks like it’s going to be in the – we can’t tell, yet – but in the 15 to 25% area I would think is where we’ll be. We’re kind of tracking right now. Obviously a lot can change in the last month of the year – that’s when a lot of volume is done for the quarter – this next four weeks – so that will really move the needle one way or another, but so far we’re seeing the trend continue on very strong same-store originations.

Erin Mazzoni: Okay. Then how quickly are your new stores ramping up on loan volume? Are they experiencing any slower ramp-up than your previous store openings, or pretty much tracking right in line?

Don Thomas: They’re tracking pretty much right in line. We’ve said in the past 9 to 12 months that if anything we’ve seen more towards the early end of that range than the latter end of that range.

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John Robinson: For break-even, yes.

Erin Mazzoni: Okay, and just lastly, any color you can give us on your store opening plans or your acquisition plans in 2012, and potentially what geographies would be helpful.

Don Thomas: I don’t think we have any acquisitions outlined and targeted right now. We’ve said all along that we have to watch our same-store originations and our new store growth very closely to determine how many new stores we can open. So, we don’t have a goal on new store openings – we are waiting to see how the fourth quarter originations run – but it wouldn’t be surprising if we opened or headed in the direction of opening as many next year as we’ve opened this year.

John Robinson: I think the markets will continue to be more of the same and more in the western United States, including Texas, Arizona, and Nevada. There’s a lot of opportunity in those markets which has not yet been – we aren’t even close to tapping. So, I think that’s – it will be easier growth for us this year – or in 2012 – than in 2011 because we have all the systems in place to operate in those states. It’s always harder to go into a state brand new than it is to grow in a state once you’ve established your footprint. So, it should be pretty smooth relatively. This year was tough from an IT perspective – opening up that many markets, that many new states – but I don’t anticipate there will be that many new states in 2012.

Erin Mazzoni: Okay, great. Thanks so much for the color.

John Robinson: Yes.

Operator: Once again, that is star 1 if you have a question. We’ll go next to Mack Fuller with GSO Capital Partners.

Mack Fuller: Thank you, and congratulations on a good quarter. Just on your last comment when you are talking about growth in 2012 – do you have the capital sufficient enough to match the growth rate that you grew this year with growth in 2012?

Don Thomas: You know, at the current time, Mack, we run a number of scenarios looking at how far we can grow with internally-generated funds, and there is a good bit of growth that we can handle with internally-generated funds. If the decision is made to grow more aggressively, then certainly we will need to look for additional funds.

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John Robinson: As Don said earlier, just to give more color on that – it’s so dependent on same-store originations, so it’s very sensitive to that, and that’s what Don is constantly modeling from a sensitivity perspective to understand what the need is going to be. A lot of it will be driven by what happens in this fourth quarter.

Mack Fuller: Got you. Switching gears – based on my math – I kind of just do a crude estimate of what your average gross loans are in a quarter, and when I do that calculation for this past quarter versus the same quarter last year, the revenue per average loan receivable looks like it declined a bit. So, one, I want to know if I’m looking at that correctly, and, two, if I am, what would be driving that decline?

Don Thomas: No, I think, Mack, that you are looking at it correctly. The yield is down a couple of tenths or so in the quarter, and there may be any number of reasons for that. Certainly as we’ve expanded the EAL loans inside of our portfolio – they obviously have a much lower yield, and I think they have at least some small amount of impact on yield, as we’ve expanded that to 126 stores now.

John Robinson: The other thing I would say, and we haven’t looked – I haven’t dissected it to give you a definitive answer – but the other aspect is that our average loan size has continued to creep up, and as it goes up, the way we price in the field is that as loan sizes increase, the pricing goes down. So, you would expect as your loan size goes up, that your average yield would come down slightly, and that may have some impact on it as well.

Mack Fuller: Got you. Then a couple of housekeeping items: What were the distributions for the third quarter – what amount was for taxes?

Don Thomas: Say that again. Taxes?

Mack Fuller: What were your tax distributions this past quarter?

Don Thomas: We had virtually no tax distributions during the third quarter.

Mack Fuller: Okay. Then also just a housekeeping order question: In general, what are your minimum cash needs? I don’t know if you do that on an aggregate basis or on a per store basis.

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John Robinson: You know, we look at it – our cash flow fluctuates significantly during the year. So, if you look at year-end, we probably need $40 million. We look at 3.5 to 4% of receivables as another guide in evaluating our needs.

Mack Fuller: Okay. Gotcha, that’s helpful. That’s it for me. Thank you.

Operator: We’ll go next to David Marshak with Wellington Management.

David Marshak: Hi, guys. Every single one of my questions was just asked and answered. Thanks.

Don Thomas: Certainly. Thank you.

Operator: We’ll go next to Max Strasburg with Farallon.

Max Strasburg: Thanks. Just to make sure I have the timing right on when you changed the compensation and the incentives for your store employees – it sounds to me as if you tried to strike a better balance between growth and profitability per loan in the last few months. You changed your policy a few months ago and you were already seeing the results of that. I guess my question is – if someone is going to charge-off, how long are they on the books before they charge-off, and why would that have – why would that policy have already come through in the charge-off results?

John Robinson: Yes, that’s a good question. First, I may have misspoken – we haven’t had it in place for a couple of months – we’ve talked about it for a couple of months. We’re actually implementing it December 1, so I may have misspoken on that. But, I think what we’ve done more to have an impact is we’ve seen – we saw it kind of increasing during the summer – late summer – and we started managing our outlying stores more aggressively. We look at appraisals to published book value. I think that would be the lever we pulled to make a change more than anything. I think that would be the thing that we’ve done. I think seasonality is the other effect that has happened there that’s probably made the biggest change. To specifically answer your question – a customer has to be 61 days past due without making a full loan payment before they charge-off. So, they’re actually on your books for 91 days before they charge-off. So there is a lag there. So that’s why we’re careful to not get too aggressive – it does take a little bit of time to see. You want to make small changes and let them play through before you overreact too much, and I think that’s why we haven’t done more – made more changes – but it’s worth keeping an eye on it. I think the biggest thing we’ve done is – we had a big focus on originations just from a training

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perspective and from a compensation perspective, and we probably pushed it a little harder than we should have. Since we’ve seen that charge-off creep up the last couple months, we’ve really tried to focus on managing down those outlying stores that have – that got particularly high relative to the Company average.

Max Strasburg: When did you begin to – when did you implement that focus on originations?

John Robinson: We really implemented the program a couple of years ago. We altered it last summer to pay – what we used to do is pay a bonus – an annual bonus – based on originations. We changed it toward the end of last summer to focus it more on monthly originations, and pay each month. We removed the charge-off qualifier that we had – that you had to hit a certain charge-off number to get paid the bonus. We changed it to monthly and we took off the qualifier in the end of last summer. The other thing we’ve done since then is that we’ve really focused our training on sales and originations, so I think it’s a combination of those two things. The training really was kicking in at the end of the first quarter, beginning of the second quarter of this year. So, if you look at our appraisals, it was really around June/July when they started getting more aggressive relative to historical averages.

Max Strasburg: And does a store employee – whether it a manager or another employee – have any discretion in terms of re-aging versus charging-off? So, if someone makes a half payment, can he re-age?

John Robinson: No.

Max Strasburg: So you need to make a full payment to start the 61 day clock again?

John Robinson: Yes, and there’s no discretion – it’s 61 days and there’s no – a lot of companies in our type of business use discretion as to when to charge an account off. We have a strict rule – if they’re 61 days past due without a full loan payment, they charge-off.

Max Strasburg: And a full loan payment is all of the interest they owe you or one month’s interest? So, if a guy waits 60 days and only gives you one month, can he re-age?

John Robinson: Yes. One month.

Max Strasburg: So, you can only re-age one month, I see.

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John Robinson: Really he only re-ages for 30 more days, so he’s still past due, but he’s not charged-off.

Max Strasburg: And what’s the average number of payments someone makes to you before they charge-off? So, are they on the books for a year before they charge-off or six months – is there an average?

John Robinson: I don’t want to give you a bad number. Our average account from the books is about nine months, but I don’t want to give you the average number of payments before a charge-off. We’ll just have to get that for you before I can give…

Max Strasburg: Okay. You see what I’m trying – I’m just trying to figure out your new policy that you’re implementing on December 1. I’m trying to figure out when that ought to come through in the originations that are originated after that policy is in place.

John Robinson: Put it this way: the highest frequency of charge-offs are first and second payment defaults.

Max Strasburg: Right.

John Robinson: So, that some of these are on your books 91 days to 121 days and we follow that number closely. We saw that number start increasing in the second quarter and it’s a number we’re just keeping an eye on so we can – that’s where a decent amount of the charge-offs are coming from – first and second payment defaults. I don’t remember the exact percentage of charge-offs that are in the first and second payment, but I can get that for you. I know we have a frequency distribution if you look at charge-offs – where they charge-off – I think the number is around 20% on your first or second payment, but I’ll get that. We’ll send that out to the group.

Max Strasburg: Has your LTV – the average LTV for the entire portfolio – has that increased at all over the last year versus Black Book?

John Robinson: Yes, it has.

Max Strasburg: Can you help us understand how much?

John Robinson: Five percent, roughly.

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Max Strasburg: Five points of the Black Book value?

John Robinson: That 5% to 7% number that we put as the driver of 5% to 7% of our origination growth came from those compensation plans – that’s where we got that. It’s roughly gone up that much due to more aggressive appraisals.

Max Strasburg: So, where is it now? What’s the LTV on the portfolio now?

John Robinson: 65% would be roughly where it is – somewhere like that – relative to rough Black Book.

Max Strasburg: Right. Do you expect that to come down with your new policy?

John Robinson: I think it will slightly.

Max Strasburg: Okay. Thanks a lot.

John Robinson: That’s the key metric in this business – understanding how aggressive to be on that number – you want to be as aggressive as you can and get as much money in the street without tipping your charge-offs up too far over that inflection point.

Max Strasburg: Thanks.

John Robinson: Thank you.

Operator: And we have no other questions at this time.

John Robinson: Thank you very much.

Operator: That does conclude today’s conference. We thank you for your participation.

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